Exhibit 99.1

FOR IMMEDIATE RELEASE:

Astea International Acquires FieldCentrix,
Adding Mobile Expertise to Enterprise-Class Service Lifecycle Management Suite

Catapults Astea to “top of the list” as the single company that can address all facets of Service Lifecycle Management

HORSHAM, PA (September 22, 2005) — Astea International Inc. (NASDAQ: ATEA), a global provider of service management software solutions, today announced that it acquired FieldCentrix, the industry’s leading mobile field force automation company.

Astea is consistently seen as the market’s top choice for enterprise-class field service operations. This acquisition immediately strengthens and further cements Astea’s standing as the only company that can provide an end-to-end enterprise solution that addresses every facet of the Service Management Lifecycle process, with now dramatically enhanced mobile capabilities. FieldCentrix’s major customers include Honeywell, Ingersoll-Rand Company Limited, Praxair, SourceOne Healthcare Technologies, Atlas Copco, The Linc Group and many others. Astea welcomes the FieldCentrix customers and looks forward to continuing the level of support, service and innovation to further enhance their service management practices moving forward.

Astea and FieldCentrix together bring more than 36 years of proven experience and excellence and are now uniting to better support service-centric organizations in their challenge to decrease costs, maximize revenues and increase the quality of service to achieve a competitive advantage. The vision of the combined companies is to enable the seamless integration of information and a common user-interface across all areas in the Service Management Lifecycle, which will lead to a reduction in process costs and lowered total cost of ownership.

The FieldCentrix team’s deep expertise in mobility and emerging mobile technologies will give Astea’s global customer base new ways to update and streamline service organizations, which increasingly support hundreds of remote locations and mobile technical teams. Astea’s strong and robust enterprise service lifecycle management solution complements the FieldCentrix mobility offering to provide the FieldCentrix customer base with the best service lifecycle management system on the market today. Together, Astea and FieldCentrix are taking a major step forward in revolutionizing Service Lifecycle Management - and continuing their mission to make their current and future customers successful. Astea and FieldCentrix will combine the expertise of the two organizations to break new ground in providing premier solutions that continue to deliver exceptional value for service-centric companies.

“Companies are looking for a single solution that fuses the support center, the back-office, and the field for flawless execution,” said Zack Bergreen, Chairman and CEO of Astea. “That’s what we’re delivering - and the clear benefit of much lower service costs and higher margins.”

Market Consolidation Continues

As many of the world’s largest service organizations continue to merge or make acquisitions, companies increasingly need better integration of disparate business operations. Astea’s back-end integration capabilities will be incorporated with FieldCentrix’s mobile solutions for handhelds, laptops and PDAs.

Astea will also acquire a strong base in California, where FieldCentrix’s team of engineers, sales and support specialists will remain. FieldCentrix is a Microsoft® Gold Partner, and joins Astea and its customers in their commitment to fully leverage new and developing technologies under the Microsoft platform. Both solutions address the inherent complexity of managing large, global service operations, including optimizing and managing inventory and parts, maintaining equipment and other assets, supporting call centers and providing product-specific information to the field. The solutions support a broad range of applications and desktop and mobile platforms.

“We’re improving how our customers support the field - and touch their customers,” continued Bergreen. “Combining Astea’s real-time view of customer information and FieldCentrix’s superior mobile capabilities lets them rapidly and intelligently respond to changing conditions.”

The transaction is structured as an acquisition of substantially all of the assets of FieldCentrix.  Under the terms of the acquisition agreement, Astea will issue 421,106 shares of common stock to FieldCentrix, valued at $3,336,000 based upon the closing price for the five trading days prior to yesterday’s close.  There is also a cash earn-out provision providing potential additional compensation to FieldCentrix based upon sales of their products and services through June 2007.  Further details concerning the transaction will be available in the securities filings Astea will make in connection with the transaction.  Both Boards have approved the transaction, as have the FieldCentrix shareholders. The closing occurred Wednesday, September 21, 2005. Innovation Advisors, a leading technology-focused investment bank with offices in Boston, New York and Chicago, served as financial advisor to Astea International and also provided a fairness opinion.

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About Astea International
Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, and medical devices.

www.astea.com. Service Smart. Enterprise Proven.

© 2005 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the potential benefits of the FieldCentrix acquisition will not be fully realized, the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Company Contact: Debbie Geiger Vice President of Marketing (215) 682-2500 dgeiger@astea.com	Media Contact: Corporate Ink Corinne Sheehan (617) 969-9192 csheehan@corporateink.com